Exhibit 10.3

RETENTION AGREEMENT

THIS AGREEMENT (the “Agreement”) is dated this 11th day of July, 2016 between AMERICAN SOFTWARE, INC., a Georgia corporation (“Company”), and Vincent C. Klinges (“Executive”).

WHEREAS, Company has determined that it is appropriate to reinforce and encourage the continued attention and dedication of members of Company’s management, including Executive, to their assigned duties without distraction in potentially disruptive circumstances arising from the possibility of a Change in Control (as hereinafter defined) of Company; and

WHEREAS, the severance benefits payable by Company to Executive as provided herein are in part intended to ensure that Executive receives reasonable compensation given the specific circumstances of Executive’s employment history with Company;

NOW, THEREFORE, in consideration of their respective obligations to one another set forth in this Agreement, and other good and valuable consideration, the receipt, sufficiency and adequacy of which the parties hereby acknowledge, the parties to this Agreement, intending to be legally bound, hereby agree as follows:

1.	Term. This Agreement shall terminate, except to the extent that any obligation of Company hereunder remains unpaid as of such time, upon the earliest of (i) the Date of Termination (as hereinafter defined) of Executive’s employment with Company as a result of Executive’s death, Disability (as defined in Section 3(b)) or Retirement (as defined in Section 3(c)), by Company for Cause (as defined in Section 3(d)) or by Executive other than for Good Reason (as defined in Section 3(e)); and (ii) three (3) years from the date of a Change in Control if Executive’s employment with Company has not terminated as of such time.

2.	Change in Control. For purposes of this Agreement, “Change in Control” shall mean and be deemed to have occurred on the earliest to occur of a change in the ownership of Company, a change in the effective control of Company, a change in ownership of a substantial portion of Company’s assets and a disposition of a substantial portion of Company’s assets, all as defined below:

a.	A change in the ownership of Company occurs on the date that any one person, or more than one person acting as a group, acquires ownership of stock of Company which, together with stock held by such person or group, represents more than fifty percent (50%) of the total fair market value or total voting power of the stock of Company. An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which Company acquires its stock in exchange for property will be treated as an acquisition of stock.

b.	A change in the effective control of Company occurs on the date that either: any one person, or more than one person acting as a group becomes the beneficial owner of stock of Company possessing more than fifty percent (50%) of the total voting power of the stock of Company; or a majority of members of Company’s board of directors is replaced during any 24-month period by directors whose appointment or election is not endorsed by at least two-thirds (2/3) of the members of Company’s board of directors who were directors prior to the date of the appointment or election of the first of such new directors.

c.	A change in the ownership of a substantial portion of Company’s assets occurs on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from Company that have a total fair market value equal to seventy-five percent (75%) or more of the total fair market value of all of the assets of Company immediately prior to such acquisition or acquisitions. The transfer of assets by Company is not treated as a change in the ownership of such assets if the assets are transferred to an entity more than fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by Company.

d.	A disposition of a substantial portion of Company’s assets occurs on the date that Company transfers assets by sale, lease, exchange, distribution to shareholders, assignment to creditors, foreclosure or otherwise, in a transaction or transactions not in the ordinary course of Company’s business (or has made such transfers during the 12-month period ending on the date of the most recent transfer of assets) that have a total fair market value equal to seventy-five percent (75%) or more of the total fair market value of all of the assets of Company as of the date immediately prior to the first such transfer or transfers. The transfer of assets by Company is not treated as a disposition of a substantial portion of Company’s assets if the assets are transferred to an entity, more than fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by Company.

3.	Termination Following Change in Control.

a.	General. If Executive is still an employee of Company at the time of a Change in Control, Executive shall be entitled to the compensation and benefits provided in Section 4 upon the subsequent termination of Executive’s employment with Company by Executive or by Company during the term of this Agreement, unless such termination is as a result of (i) Executive’s death; (ii) Executive’s Disability; (iii) Executive’s Retirement; (iv) Executive’s termination by Company for Cause; or (v) Executive’s decision to terminate employment other than for Good Reason.

b.	Disability. The term “Disability” as used in this Agreement shall mean termination of Executive’s employment by Company as a result of Executive’s incapacity due to physical or mental illness, provided that Executive shall have been absent from his duties with Company on a full-time basis for six consecutive months and such absence shall have continued unabated for 30 days after Notice of Termination as described in Section 3(f) is thereafter given to Executive by Company.

c.	Retirement. The term “Retirement” as used in this Agreement shall mean termination of Executive’s employment by Company based on Executive’s having attained a mandatory retirement age as shall have been established pursuant to a written agreement between Company and Executive.

d.	Cause. The term “Cause” for purposes of this Agreement shall mean Company’s termination of Executive’s employment on the basis of criminal or civil fraud on the part of Executive involving a material amount of funds of Company or participation by Executive in any act of moral turpitude. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of Company’s Board of Directors at a meeting of the Board called and held for such purpose (after reasonable notice to Executive and an opportunity for Executive, together with Executive’s counsel, to be heard before the Board) finding that in the good faith opinion of the Board Executive was guilty of conduct set forth in the first sentence of this Section 3(d) and specifying the particulars thereof in detail.

e.	Good Reason. For purposes of this Agreement, “Good Reason” shall mean any of the following actions taken by Company without Executive’s express written consent:

i.	The assignment to Executive by Company of duties inconsistent with, or a material adverse alteration of the powers and functions associated with, Executive’s position, duties, responsibilities and status with Company prior to a Change in Control, or an adverse change in Executive’s titles or offices as in effect prior to a Change in Control, or any removal of Executive from or any failure to re-elect Executive to any of such positions, except in connection with the termination of his employment for Disability, Retirement or Cause or as a result of Executive’s death or by Executive other than for Good Reason;

ii.	A reduction in Executive’s base salary as in effect on the date hereof or as the same may be increased from time to time during the term of this Agreement;

iii.	Any failure by Company to continue in effect any benefit plan, program or arrangement (including, without limitation, any profit sharing plan, group annuity contract, group life insurance supplement, or medical, dental, accident and disability plans) in which Executive was eligible to participate at the time of a Change in Control (hereinafter referred to as “Benefit Plans”), or the taking of any action by Company which would adversely affect Executive’s participation in or materially reduce Executive’s benefits under any such Benefit Plan, unless a comparable substitute Benefit Plan shall be made available to Executive, or deprive Executive of any fringe benefit enjoyed by Executive at the time of a Change in Control;

iv.	Any failure by Company to continue in effect any incentive plan or arrangement (including, without limitation, any bonus or contingent bonus arrangements and credits and the right to receive performance awards and similar incentive compensation benefits) in which Executive is participating at the time of a Change in Control (or any other plans or arrangements providing him with substantially similar benefits) (hereinafter referred to as “Incentive Plans”) or the taking of any action by Company which would adversely affect Executive’s participation in any such Incentive Plan or reduce Executive’s benefits under any such Incentive Plan, expressed as a percentage of his base salary, by more than five percentage points in any fiscal year as compared to the immediately preceding fiscal year, or any action to reduce Executive’s bonuses under any Incentive Plan by more than five percent (5%) in any fiscal year as compared to the immediately preceding fiscal year;

v.	Any failure by Company to continue in effect any plan or arrangement to receive securities of Company (including, without limitation, Company’s 2011 Equity Compensation Plan and any other plan or arrangement to receive and exercise stock options, stock appreciation rights, restricted stock or grants thereof) in which Executive is participating or has the right to participate in prior to a Change in Control (or plans or arrangements providing him with substantially similar benefits) (hereinafter referred to as “Securities Plans”) or the taking of any action by Company which would adversely affect Executive’s participation in or materially reduce Executive’s benefits under any such Securities Plan, unless a comparable substitute Securities Plan shall be made available to Executive;

vi.	A relocation of Company’s principal executive offices to a location more than fifteen (15) miles from its location immediately prior to a Change in Control, or Executive’s relocation to any place other than Company’s principal executive offices, except for required travel by Executive on Company’s business to an extent substantially consistent with Executive’s business travel obligations immediately prior to a Change in Control;

vii.	Required work and or travel schedule that is not substantially consistent with Executive’s work and/or business travel schedule immediately prior to a Change in Control:

viii.	Any failure by Company to provide Executive with the number of Paid Time Off (“PTO”) days (or compensation therefor at termination of employment) accrued to Executive through the Date of Termination;

ix.	Any material breach by Company of any provision of this Agreement;

x.	Any failure by Company to obtain the assumption of this Agreement by any successor or assign of Company effected in accordance with the provisions of Section 7(a) hereof;

xi.	Any purported termination of Executive’s employment that is not effected pursuant to a Notice of Termination satisfying the requirements of Section 3(f), and for purposes of this Agreement, no such purported termination shall be effective; or

xii.	Any proposal or request by Company after the Effective Date to require that Executive enter into a non-competition agreement with Company where the terms of such agreement as to its scope or duration are greater than the terms set forth in Section 5 hereof.

f.

Notice of Termination. Any termination of Executive’s employment by Company for a reason specified in Section 3(b), 3(c) or 3(d) shall be communicated to Executive by a Notice of Termination prior to the effective date of the termination. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate whether such termination is for the reason set forth in Section 3(b), 3(c) or 3(d) and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated. For purposes of this Agreement, no termination of Executive’s employment by Company shall constitute a termination for Disability, Retirement or Cause unless such termination is preceded by a Notice of Termination.

g.	Date of Termination. “Date of Termination” shall mean (a) if Executive’s employment is terminated by Company for Disability, 30 days after a Notice of Termination is given to Executive (provided that Executive shall not have returned to the performance of Executive’s duties on a full-time basis during such 30-day period) or (b) if Executive’s employment is terminated by Company or Executive for any other reason, the date on which Executive’s termination is effective; provided that, if within 30 days after any Notice of Termination is given to Executive by Company Executive notifies Company that a dispute exists concerning the termination, the Date of Termination shall be the date the dispute is finally determined whether by mutual agreement by the parties or upon final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected). For purposes of this Agreement, Executive’s employment by Company shall be deemed terminated upon the date Executive incurs a “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (“Code”), and the regulations issued thereunder.

4.	Compensation and Benefits upon Termination of Employment.

a.	If Company shall terminate Executive’s employment after a Change in Control other than pursuant to Section 3(b), 3(c) or 3(d) and Section 3(f), or if Executive shall terminate his employment for Good Reason, then Company shall pay to Executive, as severance compensation and in consideration of Executive’s adherence to the terms of Section 5 hereof, the following:

i.	On the Date of Termination, Company shall become liable to Executive for an amount equal to one and one-half (1.5) times Executive’s: a) annual base compensation as of the date of the Change in Control, and b) the bonus paid to Executive for the most recent complete fiscal year, which amount shall be paid to Executive in cash on or before the fifth business day following the Date of Termination.

ii.	For a period of eighteen (18) months following the Date of Termination, the following benefits are provided to Executive: (a) if Executive elects and remains eligible for COBRA coverage for Executive and anyone entitled to claim under or through Executive, Executive shall be entitled to purchase the COBRA coverage under the group medical plan, dental plan or vision plan at a subsidized COBRA rate equal to the “active” employee contribution rate for Executive and dependents (where applicable); and (b) Executive’s participation in the life or other similar insurance or death benefit plan, or other present or future similar group employee benefit plan or program of Company (excluding short-term or long-term disability insurance) for which key executives are eligible at the date of a Change in Control, to the same extent as if Executive had continued to be an employee of Company during such period and such benefits shall, to the extent not fully paid under any such plan or program, be paid by Company.

iii.	Notwithstanding any other provision of this Agreement, it is intended that any payment or benefit provided pursuant to or in connection with this Agreement that is considered to be nonqualified deferred compensation subject to Section 409A of the Code shall be provided and paid in a manner, and at such time and in such form, as complies with the applicable requirements of Section 409A of the Code. If and to the extent required by Section 409A of the Code, no payment or benefit shall be made or provided to a “specified employee” (as defined below) prior to the six (6) month anniversary of Executive’s separation from service (within the meaning of Section 409A(a)(2)(A)(i) of the Code). The amounts provided for in this Agreement that constitute nonqualified deferred compensation shall be paid as soon as the six (6) month deferral period ends. In the event that benefits are required to be deferred, any such benefit may be provided during such six (6) month deferral period at Executive’s expense, with Executive having a right to reimbursement from Company for the amount of any premiums or expenses paid by Executive once the six month deferral period ends. For this purpose, a specified employee shall mean an individual who is a key employee (as defined in Section 416(i) of the Code without regard to Section 416(i)(5) of the Code) of Company at any time during the 12-month period ending on each December 31 (the “identification date”). If Executive is a key employee as of an identification date, Executive shall be treated as a specified employee for the 12-month period beginning on the April 1 following the identification date. Notwithstanding the foregoing, Executive shall not be treated as a specified employee unless any stock of Company or a Company or business affiliated with it pursuant to Sections 414(b) or (c) of the Code is publicly traded on an established securities market or otherwise.

b.	The payments provided in Section 4(a) above shall be in lieu of any other severance compensation otherwise payable to Executive under any other agreement between Executive and Company or Company’s established severance compensation policies; provided, however, that nothing in this Agreement shall affect or impair Executive’s vested rights under any other employee benefit plan or policy of Company. For the avoidance of doubt, if more than one Change in Control occurs during the term hereof, the term of this Agreement shall be measured from the latest such Change in Control to occur and the amount of compensation payable under Section 4(a)(1) shall be based upon the highest annual base salary, and bonus paid for the most recent fiscal year payable to Executive on the date of any such Change in Control, but Executive shall not be entitled to receive severance compensation under Section 4(a) more than once.

5.	Protective Covenants.

a.	Definitions.

This Subsection sets forth the definition of certain capitalized terms used in Subsections (a) through (f) of this Section 5.

i.	“Competing Business” shall mean a business (other than Company) that, directly or through a controlled subsidiary or through an affiliate, develops, markets and supports a portfolio of supply chain planning and execution software and services that directly competes with the software and services offered by Company or its subsidiary (collectively, “Competing Services”).

ii.	“Competitive Position” shall mean: (A) Executive’s direct or indirect equity ownership (excluding ownership of less than one percent (1%) of the outstanding common stock of any publicly held Company) or control of any portion of any Competing Business; or (B) any employment, consulting, partnership, advisory, directorship, agency, promotional or independent contractor arrangement between Executive and any Competing Business where Executive performs services for the Competing Business substantially similar to those Executive performed for Company.

iii.	“Covenant Period” shall mean the period of time from the date of this Agreement to the date that is eighteen (18) months after the Date of Termination.

iv.	“Customers” shall mean actual customers, clients or referral sources to or on behalf of which Company provides Competing Services (A) during the two years prior to the date of this Agreement and (B) during the Covenant Period.

v.	“Restricted Territory” shall mean the 48 continuous states of the continental United States.

b.	Limitation on Competition. In consideration of Company’s entering into this Agreement, Executive agrees that during the Covenant Period, Executive will not, without the prior written consent of Company, anywhere within the Restricted Territory, either directly or indirectly, alone or in conjunction with any other party, accept, enter into or take any action in conjunction with or in furtherance of a Competitive Position (other than action to reject an unsolicited offer of a Competitive Position).

c.	Limitation on Soliciting Customers. In consideration of Company’s entering into this Agreement, Executive agrees that during the Covenant Period, Executive will not, without the prior written consent of Company, alone or in conjunction with any other party, solicit, divert or appropriate or attempt to solicit, divert or appropriate on behalf of a Competing Business with which Executive has a Competitive Position any Customer located in the Restricted Territory (or any other Customer with which Executive had any direct contact on behalf of Company) for the purpose of providing the Customer or having the Customer provided with a Competing Service.

d.	Limitation on Soliciting Personnel or Other Parties. In consideration of Company’s entering into this Agreement, Executive hereby agrees that he will not, without the prior written consent of Company, alone or in conjunction with any other party, solicit or attempt to solicit any employee, consultant, contractor, independent broker or other personnel of Company or any subsidiary of Company to terminate, alter or lessen that party’s affiliation with Company or to violate the terms of any agreement or understanding between such employee, consultant, contractor or other person and Company or any subsidiary of Company.

e.	Acknowledgement. The parties acknowledge and agree that the Protective Covenants are reasonable as to time, scope and territory given Company’s need to protect its trade secrets and confidential business information and given the substantial payments and benefits to which Executive may be entitled pursuant to this Agreement.

f.	Remedies. The parties acknowledge that any breach or threatened breach of a Protective Covenant by Executive is reasonably likely to result in irreparable injury to Company, and therefore, in addition to all remedies provided at law or in equity, Executive agrees that Company shall be entitled to a temporary restraining order and a permanent injunction to prevent a breach or contemplated breach of the Protective Covenant. If Company seeks an injunction, Executive waives any requirement that Company post a bond or any other security.

6.	No Obligation to Mitigate Damages; No Effect on Other Contractual Rights.

a.	All compensation and benefits provided to Executive under this Agreement are in consideration of Executive’s services rendered to Company and of Executive’s adhering to the terms set forth in Section 5 hereof and Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as the result of employment by another employer after the Date of Termination, or otherwise.

b.	The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish Executive’s existing rights, or rights which would accrue solely as a result of the passage of time, under any Benefit Plan, Incentive Plan or Securities Plan, employment agreement or other contract, plan or arrangement.

7.	Successor to Company.

a.	Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Company (“Successor or Assign”), by agreement in form and substance satisfactory to Executive, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that Company would be required to perform it if no such succession or assignment had taken place. Any failure of Company to obtain such agreement prior to the effectiveness of any such succession or assignment shall be a material breach of this Agreement and shall entitle Executive to terminate Executive’s employment for Good Reason. As used in this Agreement (except for purposes of defining “Change in Control” in Section 2, “Company” shall mean Company as hereinbefore defined and any Successor or Assign to Company. If at any time during the term of this Agreement Executive is employed by any entity a majority of the voting securities of which is then owned by Company, then “Company” as used in Sections 3, 4, 12, 13, 16 and 17 hereof shall in addition include such employer. In such event, Company agrees that it shall pay or shall cause such employer to pay any amounts owed to Executive pursuant to Section 4 hereof.

b.	This Agreement shall inure to the benefit of and be enforceable by Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts are still payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or the designee or, if there be no such designee, to Executive’s estate.

8.	Notice. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by overnight courier service (e.g., Federal Express) or mailed by United States certified mail, return receipt required, postage prepaid, as follows:

If to Company:

American Software, Inc.

470 East Paces Ferry Road, N.E.

Atlanta, Georgia 30305

Attention: General Counsel

If to Executive:

Vincent C. Klinges

3720 Foxmore Circle

Alpharetta, GA 30022

or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

9.	Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia.

10.	Validity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

11.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

12.	Legal Fees and Expenses. Company shall pay all legal fees, expenses and damages which Executive may incur as a result of Executive’s instituting legal action to enforce his rights hereunder, or in the event Company contests the validity, enforceability or Executive’s interpretation of, or determinations under, this Agreement. If Executive is the prevailing party or recovers any damages in such legal action, Executive shall be entitled to receive in addition thereto pre-judgment and post-judgment interest on the amount of such damages.

13.	Section 409A Indemnification. Notwithstanding any other provision of this Agreement, it is intended that any payment or benefit which is provided pursuant to or in connection with this Agreement which is considered to be nonqualified deferred compensation subject to Section 409A of the Code shall be provided and paid in a manner, and at such time and in such form, as complies with the applicable requirements of Section 409A of the Code. Company and Executive shall cooperate to modify this Agreement as necessary to comply with the requirements of Section 409A of the Code. In the event Company does not so cooperate, it shall indemnify and hold harmless Executive on an after-tax basis from any tax or interest penalty imposed under Section 409A of the Code with respect to any payment or benefit provided pursuant to this Agreement or any other plan or arrangement sponsored or maintained by Company to the extent such tax or interest penalty is imposed as a result of any failure of Company to comply with Section 409A of the Code with respect to such payment or benefit.

14.	Severability; Modification. All provisions of this Agreement are severable from one another, and the unenforceability or invalidity of any provision of this Agreement shall not affect the validity or enforceability of the remaining provisions of this Agreement, but such remaining provisions shall be interpreted and construed in such a manner as to carry out fully the intention of the parties. Should any judicial body interpreting this Agreement deem any provision of this Agreement to be unreasonably broad in time, territory, scope or otherwise, it is the intent and desire of the parties that such judicial body, to the greatest extent possible, reduce the breadth of such provision to the maximum legally allowable parameters rather than deeming such provision totally unenforceable or invalid.

15.	Agreement Not an Employment Contract. This Agreement shall not be deemed to constitute or be deemed ancillary to an employment contract between Company and Executive, and nothing herein shall be deemed to give Executive the right to continue in the employ of Company or to eliminate the right of Company to discharge Executive at any time.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the date first above written.

AMERICAN SOFTWARE, INC.

By:	/s/ James C. Edenfield
Name: James C. Edenfield
Title: Executive Chairman

EXECUTIVE

/s/ Vincent C. Klinges
Vincent C. Klinges